Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

VIZIO HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$2,534,164,705	(1)	.00014760	$374,043	(2)

Fees Previously Paid	$—			$—

Total Transaction Valuation	$2,534,164,705

Total Fees Due for Filing				$374,043

Total Fees Previously Paid				$—

Total Fee Offsets				$—

Net Fee Due				$374,043

(1)

Aggregate number of securities to which transaction applies: As of February 15, 2024, the maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 227,056,823, which consists of (1) 121,474,081 shares of Class A common stock; (2) 76,180,453 shares of Class B common stock; (3) 12,278,219 shares of Class A common stock underlying outstanding time-based restricted stock units; (4) 1,653,892 shares of Class A common stock underlying outstanding performance-based restricted stock units (based on target performance levels); (5) 12,538,886 shares of Class A common stock underlying outstanding stock options; and (6) 2,931,292 shares of Class A common stock reserved for issuance under the Registrant’s employee stock purchase plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Estimated solely for the purposes of calculating the filing fee, as of February 15, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 121,474,081 outstanding shares of Class A common stock and the per share merger consideration of $11.50; (2) the product of 76,180,453 shares of Class B common stock and the per share merger consideration of $11.50; (3) the product of 12,278,219 shares of Class A common stock underlying outstanding time-based restricted stock units and the per share merger consideration of $11.50; (4) the product of 1,653,892 shares of Class A common stock underlying outstanding performance-based restricted stock units (based on target performance levels) and the per share merger consideration of $11.50; (5) the product of 12,538,886 shares of Class A common stock underlying outstanding stock options and $5.36, which is the difference between the per share merger consideration of $11.50 and the weighted average exercise price of $6.14; and (6) 2,931,292 shares of Class A common stock reserved for issuance under the employee stock purchase plan entitled to receive the per share merger consideration of $11.50. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.